Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-2 Registration Statement of Synthetic Blood International, Inc. (the “Company”) of our report dated June 4, 2004 appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2004, which includes an explanatory paragraph expressing doubt about the Company’s ability to continue as a going concern, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Form S-2 Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California

September 2, 2004